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Exhibit 99.1

CPB Inc. (Holding Company of Central Pacific Bank) Member FDIC
Investor Contact:	Neal Kanda	Media Contact:	Ann Takiguchi
	VP & Chief Financial Officer		PR/Communications Officer
	(808) 544-0622		(808) 544-0685
	nkanda@cpbi.com		atakiguchi@cpbi.com

NEWS RELEASE

CPB INC. TO LIST SHARES ON NEW YORK STOCK EXCHANGE

HONOLULU, December 12, 2002—CPB Inc. (Nasdaq: CPBI), parent company of Central Pacific Bank, today announced it will transfer its common stock listing to the New York Stock Exchange (NYSE) on December 31, 2002. The Company is finalizing its selection of a new stock ticker symbol for use on the NYSE.

"Listing on the NYSE is an important milestone for CPB Inc. We have grown significantly since our first public stock listing in 1987 and we believe it's in the best interest of our shareholders to move to the NYSE," said Clint Arnoldus, Chairman, President and Chief Executive Officer. "We also believe the NYSE auction market structure will improve the liquidity and help minimize intra-day price volatility of our stock."

Financial Highlights (periods ended 9/30/02 compared to 9/30/01, adjusted for nonrecurring items):

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  Third quarter operating net income increased 29.6% to $8.4 million from $6.5 million.

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  Third quarter diluted EPS grew 33.8% to $0.52 compared to $0.39.

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  Year-to-date return on average equity (ROE) increased to 19.85% compared to 15.91%.

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  Year-to-date return on average assets (ROA) increased to 1.66% from 1.31%.

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  Operating productivity continued to improve with the efficiency ratio (expenses to revenues) dropping to 52.02% from 56.41%.

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  Quarterly cash dividend increased by 18% to $0.10 per share from $0.09.

About CPB Inc./Central Pacific Bank

CPB Inc. is a Hawaii-based bank holding company whose common stock is traded on The Nasdaq Stock Market under the symbol "CPBI." Central Pacific Bank, its wholly owned subsidiary, is Hawaii's third largest commercial bank with 23 branches statewide, including five supermarket branches and more than 70 ATMs. For additional information, please visit our web site at http://www.cpbi.com.

Member FDIC

        This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, Company's ability to maintain its listing on the NYSE and trading patterns of the Company's common stock, and other factors. Except where specified, we do not undertake any obligation to update any forward-looking statements to reflect later events or circumstances.

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  Exhibit 99.1